EXHIBIT 99

                                                            January 23, 1998

                                                           Immediate Release

                       KENNAMETAL POSTPONES PUBLIC OFFERINGS
                           DUE TO UNFAVORABLE STOCK PRICE
                       -------------------------------------

LATROBE, Pa., January 23, 1998. Kennametal Inc. (NYSE:KMT) announced today that it has decided to postpone its previously announced public offerings of 4,300,000 shares of common stock and 4,500,000 FELINE PRIDES, along with a related $450 million subsequent senior debt offering. Kennametal said it made this decision because of the recent decline in its stock price due to unfavorable stock market conditions. Net proceeds from the equity offerings would have been used to retire debt incurred in connection with its recent acquisition of Greenfield Industries, Inc.

President and Chief Executive Officer Robert L. McGeehan remarked that Kennametal's current five-year credit facility provided the flexibility to postpone the offerings because it makes available more than adequate long-term capital to pursue Kennametal's business plans, including the integration of the Greenfield acquisition. He added that although Kennametal desires to restructure its balance sheet with additional equity to return to its targeted debt-to-capital ratio, the Company decided, considering the best interests of its shareholders, not to proceed with the offerings in the current market environment, as the stock price is not reflective of the Company's inherent value. Kennametal intends to proceed with an appropriate offering when stock market conditions are more favorable.

This release contains "forward-looking statements" as defined by Section 21E of the Securities Exchange Act of 1934. Actual results can differ from those herein to the extent that economic conditions in the United States, Asia Pacific and Europe are not sustained.

                                     -END-
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CONFIDENTIAL		KENNAMETAL INC.

-EdgarK1-23-98.doc-Travel Dept.
February 13, 1998  11:03 AM